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                                                                    Exhibit 10.6


[LOGO] APS
  HEALTHCARE
        INC.

HELPING PEOPLE LEAD
  HEALTHIER LIVES
   VIA HAND DELIVERY

February 15, 2001

Vincent Achilarre
157 Woodland Avenue
Convent Station, NJ 07961

Dear Mr. Achilarre:

I am pleased to confirm to you the opportunity to join APS Healthcare in the full-time professional position of Chief Financial Officer. Your salary will be $7,692.31 biweekly (if annualized, $200,000.00 per year). You will be eligible for a bonus up to 30% of your annualized salary. Your bonus will be based on satisfying the company's Annual Plan and approved by the Board of Directors. You will currently be eligible for company benefits in accordance with eligibility requirements. In addition, paid days leave (PDL) will accrue at the rate of twenty (20) days per year.

You will be granted 200,000 stock options in accordance to the plans rules and regulations upon approval from the Board of Directors to vest over five years. Please find enclosed the Non-Competition and Confidentiality Agreement necessary for your signature and return. In the event of termination without cause, you will be eligible for severance payments for a term of six (6) months in accordance to the enclosed Non-Competition and Confidentiality Agreement. Your start date will be March 15, 2001. This offer of employment will expire close of business on Monday, February 19th.

An interim monthly travel allowance will be provided to you in the amount of $1,200 in accordance to APS' expense report policy. This allowance will be provided for a period up to nine (9) months. A moving relocation allowance will be granted to you in the amount of $15,000. This amount will include but not limited to the following: moving household property, costs associated with the sale of your current property, interim housing if necessary, storage of household property, return trips to New Jersey, house hunting trips, car moving expenses or any other reasonable costs associated with your relocation. You will be responsible for all applicable tax requirements.

APS will provide reimbursement for your 1st month COBRA premium. Payments will be reimbursed via an expense report sent to APS. In addition, APS will provide payment for your current term life insurance policy not to exceed $2,000 per year.

6705 Rockledge Drive - Suite 200 - Bethesda, MD 20817 - 800.305.3720 -
301.571.0633 - Fax: 301.493.0777 - www.apscare.com

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February 15, 2001
Vince Achilarre
Page 2


Employment is contingent on satisfying all employment requirements applicable to your position including but not limiting to the following: Employment Eligibility Verification (I-9), reference check, etc. Please note that your employment with APS Healthcare is subject to the terms and conditions outlined in the Application for Employment. Please complete the enclosed application and return.

Employment at APS Healthcare is "at-will" which means that either you or the Corporation may terminate the employment relationship at any time for any reason not prohibited by law.

We look forward to your acceptance of this offer. Please indicate your acceptance by signing and returning a copy of this letter. If you have any questions, please call me at (301) 571-0633 x3503. You may confidentially fax your acceptance letter to me at (301) 581-9419.

Sincerely,


/s/ Maureen Birnbaum

Maureen Birnbaum
Director of Human Resources

ACCEPTED BY:


/s/ Vincent M. Achilarre                        February 16, 2001
----------------------------------              -------------------------
Signature                                       Date

Vincent M. Achilarre